MMH Holdings, Inc.
                  Statement of Computation of Financial Ratios

                        (In thousands, except for ratios)

                                                         Fiscal Year Ended October 31,            For the Quarter Ended January 31,
                                                -----------------------------------------------   ---------------------------------
                                                                                      Pro Forma                           Pro Forma
                                                1993  1994    1995     1996    1997      1997       1997         1998        1998
                                                -----------------------------------------------   ---------------------------------
                                                                                     (unaudited) (unaudited) (unaudited) (unaudited)
Ratio of earnings to fixed charges and
  preferred dividends(1):

    Income (loss) before income taxes
      and minority interest                      N/A   N/A  $21,901  $29,934  $34,745  $ 9,896    $ 6,690      $ 4,112     $(2,124)

    Add:
         Interest Expense                        N/A   N/A      200      245      792   26,503         48          845       6,684
         Rental Expense                          N/A   N/A      786    1,109    1,456    1,456        277          364         364
                                                -----------------------------------------------   ---------------------------------

    Earnings (loss) adjusted for fixed charges   N/A   N/A   22,887   31,288   36,993   37,855      7,015        5,321       4,924

                                                -----------------------------------------------   ---------------------------------
    Fixed Charges

         Interest Expense                        N/A   N/A      200      245      792   26,503         48          845       6,684
         Rental Expense                          N/A   N/A      786    1,109    1,456    1,456        277          364         364
         Preferred Dividend Requirements         N/A   N/A       --       --       --   19,100         --           --       5,215
                                                -----------------------------------------------   ---------------------------------

    Total fixed charges                          N/A   N/A      986    1,354    2,248   47,059        325        1,209      12,263
                                                -----------------------------------------------   ---------------------------------

    Ratio of earnings to fixed charges and
      preferred dividends                        N/A   N/A    23.21    23.11    16.46       --      21.58         4.40          --
                                                ===============================================   =================================

    Deficiency of earnings to fixed charges
      and preferred dividends                    N/A   N/A       --       --       --  $(9,204)        --           --     $(7,339)
                                                ===============================================   =================================


(1) For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are defined as net income before income taxes and minority interest plus interest expense (including amortization of debt issuance costs), and the portion of rental expense that is representative of the interest factor (deemed to be one third of annual rent expense). Preferred dividends, for purposes of the ratio, reflect earnings before tax required to pay preferred stock dividends and assume that such dividends are paid in kind.